Exhibit 99.1

                               PRESS RELEASE



Seaboard Foods and Triumph Foods announce plans to build new pork processing plant

Sioux City, Iowa (May 14, 2015) - Seaboard Foods and Triumph Foods announced today the formation of a joint venture, with equal ownership, to construct a new pork processing facility in Sioux City, Iowa, with site work expected to begin this summer and construction completed by July 2017.

The plant is expected to process about 3 million market hogs annually operating a single shift and employ approximately 1,100 persons, including approximately 200 salaried positions and 900 hourly production positions. The plant will be built on property in the Bridgeport West Industrial Park in Sioux City, located north of the Sioux Gateway Airport along the Missouri River.

A full line of fresh pork products for international, retail, food service, and further processing markets will be produced. Seaboard Foods will market and sell the pork produced by the plant. Currently, Seaboard Foods markets and sells fresh pork processed by Triumph Foods' St. Joseph, Mo., and Seaboard Foods, Guymon, Okla., plants to domestic markets under the
PrairieFresh Premium Pork brand and international markets under the Seaboard Farms and St. Joe Pork brands.

"Today's announcement marks another step in strengthening our business partnership and position as a leading integrated food system providing customers domestically and throughout the world with premium pork focused on the highest standards for food safety and pork quality consistency," says Terry Holton, Seaboard Foods president and CEO. "We look forward to the new opportunities the plant will bring to our customers as well as the Sioux City region."

Mark Campbell, Triumph Foods CEO, adds, "When we started inquiring about expanding our business, we recognized the strong commitment and willingness to welcome Triumph Foods and Seaboard Foods to the City. Local leaders have built a business environment poised to bring growth to the region. We look forward to the new pork processing facility being part of that growth, and its staff being actively involved in the Sioux City community."

Triumph Foods is owned exclusively by pork producers and Seaboard Foods is a wholly-owned subsidiary of Seaboard Corporation (NYSE MKT: "SEB"). Triumph Foods and Seaboard Foods are integrated food companies, with farm operations and pork processing, controlling the entire process every step of the way from before the farm to the plate. Together, Seaboard Foods and Triumph Foods have aligned their farm operations and pork processing, including genetics, pig nutrition, animal care, food safety and product quality, to ensure consistent, wholesome premium pork products to its customers. If the two companies were considered as a single combined entity, they would comprise the second largest hog producer, a top 5 U.S. pork processor, and a leading exporter of U.S. pork.

In addition to the new plant, Seaboard Foods and Triumph Foods own Daily's Premium Meats that has bacon processing plants in Salt Lake City, Utah and Missoula, Montana, and a third plant under construction in St. Joseph, Missouri. Daily's markets and sells a variety of processed pork items from signature honey cured bacon to applewood smoked bacon to naturally smoked hams to breakfast sausages. The new pork processing plant will supply raw materials for Daily's operations in addition to the Guymon and St. Joseph plants.

Sioux City was selected because of the existence of a shovel-ready industrial site location, transportation infrastructure, availability of market hogs in the region, and the pro-business

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environment city  leaders, the  Iowa Economic Development Authority and the
State of Iowa demonstrated throughout the site selection process.

Both Seaboard Foods and Triumph Foods share a strong commitment to stewardship and community involvement. Focused on being good neighbors, the pork processing facility will include a modern architecture design, customized landscaping for beautification and buffering from neighbors, and modern odor abatement technologies, as well as other environmentally friendly design features. Also, Triumph Foods and Seaboard Foods have made a commitment for the plant to support local civic and charitable organizations and community events.

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